Exhibit 99.1

Contact: Charity Frantz
July 21, 2022	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES SECOND QUARTER 2022 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Earnings +8.6% Over the Prior Quarter

Average Loan Balances Excluding PPP Up +13.2% and Average Deposit Balances Up +6.5%

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2022.

Dividend Declared and Unaudited Financial Information

On July 21, 2022, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on August 12, 2022 to shareholders of record as of August 1, 2022.

Highlights related to C&N’s second quarter and June 30, 2022 year-to-date unaudited U.S. GAAP earnings results as compared to the first quarter 2022 and second quarter of 2021 are presented below.

Second Quarter 2022 as Compared to First Quarter 2022

Net income was $7,489,000 or $0.48 per diluted share, for the second quarter 2022 as compared to $6,895,000, or $0.44 per diluted share, in the first quarter 2022.

●	Net interest income totaled $19,625,000 in the second quarter 2022, down $707,000 from the first quarter 2022. Total interest and fees on loans from repayments received on purchased credit impaired (PCI) loans in excess of previous carrying amounts totaled $14,000 in the second quarter 2022, down from $1,398,000 in the first quarter 2022. Total interest and fees from loans originated under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP) were $206,000 in the second quarter 2022, a decrease of $369,000 from the first quarter 2022 total of $575,000. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $497,000 in the second quarter 2022 as compared to a net positive impact of $450,000 in the first quarter 2022. The net interest rate spread decreased 0.26%, as the average yield on earning assets decreased 0.21% to 3.92%, while the average rate on interest-bearing liabilities increased 0.05% to 0.45%. The net interest margin was 3.62% in the second quarter 2022, down from 3.86% in the first quarter 2022. The reduction in net interest margin included the impact of income from excess repayments on PCI loans dropping to a negligible amount in the second quarter from 0.26% of average earning assets in the first quarter. Further, interest and fees on PPP loans amounted to 0.04% of average earning assets in the second quarter, down from 0.11% in the first quarter, while accretion and amortization of purchase accounting adjustments increased to 0.09% in the second quarter from 0.08% in the first quarter. The average balance of loans increased $41.0 million, or an annualized increase of 10.6% in the second quarter 2022 as compared to the first quarter. Average loans, excluding PPP loans, were up $50.6 million, or an annualized increase of 13.2%, in the second quarter 2022 as compared to the first quarter. Average total deposits increased $31.3 million (6.5% annualized) in the second quarter 2022 over the first quarter.

●	The provision for loan losses was $308,000 in the second quarter 2022, a decrease in expense of $583,000 from the first quarter 2022 provision of $891,000. The second quarter 2022 provision included a net recovery of $271,000 related to specific loans (net decrease in specific allowances on loans of $303,000 offset by net charge-offs of $32,000), an increase of $246,000 in the collectively determined portion of the allowance and an increase of $333,000 in the unallocated portion of the allowance.

●	Noninterest income of $6,830,000 in the second quarter 2022 increased $1,009,000 from the first quarter 2022 amount. Significant variances included the following:

➢	Other noninterest income of $1,456,000 increased $868,000 from the first quarter 2022 total, including an increase in income from tax credits of $795,000. The increase in income from tax credits included credits on the PA Educational Improvement Tax Credit Program donations noted below.
➢	Loan Servicing fees, net of $358,000 increased $148,000 from the first quarter 2022. The fair value of servicing rights increased $150,000 in the second quarter 2022 as compared to an increase of $2,000 in the first quarter 2022 mainly due to changes in assumptions related to prepayments of mortgage loans.

➢	Interchange revenue from debit card transactions of $1,056,000 increased $93,000 from the first quarter 2022, reflecting an increase in transaction volumes.

➢	Service charges on deposit accounts of $1,322,000 increased $87,000 from the first quarter 2022, as consumer and business activity increased.

➢	Net gains from sales of loans of $220,000 decreased $162,000 from the first quarter 2022, reflecting a reduction in volume of residential mortgage loans sold.

●	Noninterest expense of $17,039,000 in the second quarter 2022 increased $153,000 from the first quarter 2022 amount. Significant variances included the following:

➢	Other noninterest expense of $2,431,000 increased $547,000 from the first quarter 2022 total. Within this category, significant variances included the following:

◾	Donations expense totaled $848,000 in the second quarter 2022, up $820,000 from the first quarter 2022 total, reflecting an increase in donations of $800,000 relating to the PA Educational Improvement Tax Credit Program.
◾	The allowance for SBA claim adjustments was reduced $48,000, resulting in a reduction in expense of $48,000 in the second quarter 2022 as compared to a reduction in expense of $242,000 in the first quarter 2022.
◾	There was a net reduction in other operational losses of $272,000 in the second quarter 2022, as compared to expense of $18,000 in the first quarter 2022. Trust Department tax compliance penalties that had been assessed in previous years and accrued in 2020 were abated in the second quarter 2022, resulting in a reduction in expense of $301,000.

➢	Salaries and employee benefits expense of $10,265,000 decreased $342,000 from the first quarter 2022 total, reflecting the customary seasonal increase in payroll taxes and related benefit costs in the first quarter.

➢	Net occupancy and equipment expense of $1,308,000 decreased $103,000 from the first quarter 2022 total, including seasonal decreases in snow removal and fuel costs of $65,000 and a $42,000 decrease in minor equipment purchases.

●	The income tax provision was $1,618,000, or 17.8% of pre-tax income for the second quarter 2022, up from $1,483,000, or 17.7% of pre-tax income for the first quarter 2022. The increase in income tax provision reflected the increase in pre-tax income of $729,000 for the quarter.

Second Quarter 2022 as Compared to Second Quarter 2021

Second quarter 2022 net income was $7,489,000, or $0.48 per diluted share, as compared to $7,060,000, or $0.44 per diluted share, in the second quarter 2021. Significant variances were as follows:

●	Second quarter 2022 net interest income of $19,625,000 was $944,000 higher than the second quarter 2021 total. The net interest rate spread increased 0.10%, as the average yield on earning assets increased 0.07% to 3.92%, while the average rate on interest-bearing liabilities decreased 0.03% to 0.45%. The net interest margin was 3.62% in the second quarter 2022, up from 3.52% in the second quarter 2021. Interest income from available-for-sale debt securities, on a fully taxable-equivalent basis, increased $984,000 in the second quarter 2022 as compared to the second quarter 2021, as the average balance (at amortized cost) of available-for-sale debt securities increased $205.2 million. Total interest and fees from loans originated under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP) were $206,000 in the second quarter 2022, a decrease of $1,043,000 from the second quarter 2021 total of $1,249,000. Total interest and fees from loans excluding PPP was $18,309,000 in the second quarter 2022, an increase of $965,000 from the second quarter 2021 total of $17,344,000. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $497,000 in the second quarter 2022 as compared to a net positive impact of $713,000 in the second quarter 2021. Average outstanding loans decreased $18.2 million, as average PPP loans decreased $116.2 million. Average loans, excluding PPP loans, were up $98.0 million in the second quarter 2022 over the second quarter 2021, an increase of 6.6%. Average total deposits increased $44.0 million (2.3%).

●	The provision for loan losses was $308,000 in the second quarter 2022 as compared to $744,000 in the second quarter 2021. Details concerning the second quarter 2022 provision for loan losses were described previously. The second quarter 2021 provision included a net charge of $383,000 related to specific loans (net increase in specific allowances on loans of $353,000 and net charge-offs of $30,000), an increase of $367,000 in the collectively determined portion of the allowance and a $6,000 decrease in the unallocated portion.

●	Noninterest income of $6,830,000 in the second quarter 2022 increased $530,000 from the second quarter 2021 amount. Significant variances included the following:

➢	Other noninterest income of $1,456,000 increased $756,000 from the second quarter 2021 total including an increase in income from tax credits of $795,000. The increase in income from tax credits resulted from a timing difference related to PA Educational Improvement Tax Credit Program donations. In the second quarter 2022, C&N made PA Educational Improvement Tax Credit Program donations totaling $800,000, comparable to the amount of such donations made in the first quarter 2021 and for which the associated income from tax credits was recognized in the first quarter 2021.

➢	Service charges on deposit accounts of $1,322,000 increased $249,000 from the second quarter 2021 total, as the volume of consumer and business overdraft and other activity increased.

➢	Loan Servicing fees, net of $358,000 increased $212,000 from the second quarter 2021.The fair value of servicing rights increased $150,000 in the second quarter 2022 as compared to a decrease of $39,000 in the second quarter 2021 mainly due to changes in assumptions related to prepayments of mortgage loans.

➢	Net gains from sales of loans of $220,000 decreased $705,000 from the second quarter 2021, reflecting a reduction in volume of residential mortgage loans sold.

●	Noninterest expense of $17,039,000 in the second quarter 2022 increased $1,640,000 from the second quarter 2021 amount. Significant variances included the following:

➢	Salaries and employee benefits of $10,265,000 increased $766,000 from the second quarter 2021 total, including an increase in base salaries expense of $774,000. In addition to the impact of merit-based salary increases, the number of employees increased, reflecting expansion of the Southcentral PA market with the opening of an office in Lancaster as well as additions to staffing for information technology (IT), human resources and other functions. In total, the number of full-time equivalent employees (FTEs) increased by 17 (4.4%) to 405 in the second quarter 2022 as compared to the second quarter 2021. Also within this category, there was an increase in health care expense of $269,000 due to higher claims on C&N’s partially self-insured plan. Decreases include a reduction in estimated total cash and stock-based incentive compensation expense of $234,000 and severance expense of $233,000 in 2021 with no comparable amount in 2022.

➢	Other noninterest expense of $2,431,000 increased $680,000 from the second quarter 2021 total. Within this category, significant variances included the following:

◾	Donations expense totaled $848,000 in the second quarter 2022, up $838,000 from the second quarter 2021 total, including donations relating to the PA Educational Improvement Tax Credit Program as described above.
◾	Reductions in the allowance for SBA claim adjustments attributable to more favorable claim results than previously estimated resulted in a reduction in expense of $48,000 in the second quarter 2022 as compared to a reduction in expense of $163,000 in the second quarter 2021.
◾	There was a net reduction in other operational losses of $272,000 in the second quarter 2022, as compared to expense of $26,000 in the second quarter 2021. As noted above, in the second quarter 2022, there was a reduction in expense of $301,000 from abatement of Trust Department tax compliance penalties that were previously accrued or paid.

➢	Data processing and telecommunications of $1,720,000 increased $233,000 from the second quarter 2021 total, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

●	The income tax provision of $1,618,000, or 17.8% of pre-tax income for the second quarter 2022 decreased $162,000 from $1,780,000, or 20.1% of pre-tax income for the second quarter 2021. City and state tax provisions totaled $107,000 in the second quarter 2022, down $207,000 from the second quarter 2021 amount as the second quarter 2021 total included catch-up adjustments from the previous year and estimates totaling approximately $100,000 that were reduced in the third quarter. Further, the lower effective tax rate for the second quarter 2022 includes the benefit of the $301,000 reversal of Trust Department tax compliance penalties being non-taxable.

Six Months Ended June 30, 2022 as Compared to Six Months Ended June 30, 2021

Net income for the six-month period ended June 30, 2022 was $14,384,000, or $0.92 per diluted share, while net income for the first six months of 2021 was $15,847,000 or $0.99 per diluted share. Significant variances were as follows:

●	For the six-month period ended June 30, 2022, net interest income of $39,957,000 was $1,193,000 higher than in the same period in 2021. Interest income from available-for-sale debt securities, on a fully taxable-equivalent basis, increased $1,944,000 in 2022 as compared to 2021, as the average balance (at amortized cost) of available-for-sale debt securities increased $202.3 million. Total interest and fees on loans decreased $1,000,000 in 2022 as compared to 2021. Interest and fees on loans included $1,412,000 in 2022 and $18,000 in 2021 from repayments received on purchased credit impaired loans in excess of previous carrying amounts. Total interest and fees from loans originated under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP) were $781,000 in 2022, a decrease of $2,466,000 from the 2021 total of $3,247,000. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $947,000 in 2022 as compared to a net positive impact of $1,665,000 in 2021. Average outstanding loans decreased $52.3 million, including a reduction in average PPP loans of $118.0 million. Average loans, excluding PPP loans, were up $65.7 million (4.4%) in the first six months of 2022 as compared to the first six months of 2021. Average total deposits increased $72.1 million (3.8%) in comparing the first six months of 2022 over the total for the first six months of 2021.

●	For the first six months of 2022, the provision for loan losses was $1,199,000, an increase in expense of $196,000 as compared to $1,003,000 recorded in the first six months of 2021. The provision for the first six months of 2022 includes a net recovery of $124,000 related to specific loans (net decrease in specific allowances on loans of $313,000 offset by net charge-offs of $189,000), an increase of $994,000 in the collectively determined portion of the allowance and a $329,000 increase in the unallocated portion. In comparison, the provision for loan losses in the first six months of 2021 includes a net charge of $565,000 related to specific loans (increase in specific allowances on loans of $552,000 and net charge-offs of $13,000), an increase of $352,000 in the collectively determined portion of the allowance and an $86,000 increase in the unallocated portion.

●	Noninterest income of $12,651,000 for the first six months of 2022 decreased $431,000 from the total for the first six months of 2021. Significant variances included the following:

➢	Net gains from sales of loans of $602,000 decreased $1,387,000 reflecting a reduction in volume of residential mortgage loans sold.

➢	Service charges on deposit accounts of $2,557,000 increased $469,000 as the volume of consumer and business overdraft and other activity increased.

➢	Brokerage and insurance revenue of $1,088,000 increased $256,000, due to commissions on higher transaction volumes.

➢	Loan Servicing fees, net of $568,000 increased $174,000, reflecting growth in volume of residential mortgage loans sold with servicing retained. Further, the fair value of servicing rights increased $152,000 in 2022 as compared to an increase of $36,000 in 2021 mainly due to changes in assumptions related to prepayments of mortgage loans.

●	Noninterest expense of $33,925,000 for the first six months of 2022 increased $2,817,000 from the total for the first six months of 2021. Significant variances included the following:

➢	Salaries and employee benefits of $20,872,000 increased $2,478,000, including an increase in base salaries expense of $1.8 million reflecting merit-based salary increases and an increase in number of personnel related to expansion as mentioned above. Additional increases include an increase in health care expense of $445,000 due to higher claims on C&N’s partially self-insured plan and, $267,000 due to a lower portion of payroll costs capitalized (added to the carrying value of loans) due to the high volume of PPP loans originated in 2021. Decreases include a reduction in estimated cash and stock-based incentive compensation expense of $113,000 and severance expense of $233,000 in 2021 with no comparable amount in 2022.

➢	Data processing and telecommunications of $3,343,000 increased $476,000, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

➢	Net occupancy and equipment expense of $2,719,000 increased $196,000, including computer supplies and repairs and maintenance related to IT and Digital departments and increases related to a new branch location in Lancaster, PA.

➢	Other noninterest expense of $4,315,000 decreased $191,000. Within this category, significant variances included the following:

◾	There was a reduction in expense for other operational losses of $254,000 in 2022, down $403,000 from expense of $149,000 in 2021, including a reduction in expense in 2022 of $301,000 from reversal of previously accrued Trust Department tax compliance penalties.
◾	The allowance for SBA claim adjustments decreased, reflecting more favorable claim results than previously estimated, resulting in a reduction in expense of $290,000 in 2022 as compared to a reduction in expense of $163,000 in 2021.
◾	Travel and entertainment expenses totaled $185,000 in the first six months of 2022, an increase of $125,000 over 2021.

➢	Professional fees of $969,000 decreased $176,000, mainly due to decreases in recruiting services and PPP loan processing-related professional fees.

●	The income tax provision of $3,101,000, or 17.7% of pre-tax income for the first six months ended June 30, 2022 decreased $789,000 from $3,890,000, or 19.7% of pre-tax income for the first six months ended June 30, 2021. The lower provision in 2022 includes the impact of a reduction in pre-tax income. The lower effective tax rate in 2022 includes the impact of a $201,000 reduction in city and state tax expense as well as the benefit of the $301,000 reduction in expense from the reversal of tax penalties being non-taxable.

Other Information:

Changes in other unaudited financial information are as follows:

●	Total assets amounted to $2,410,718,000 at June 30, 2022, up from $2,330,371,000 at March 31, 2022 and $2,339,063,000 at June 30, 2021.

●	Cash & due from banks totaled $69,187,000 at June 30, 2022, down from $114,346,000 at March 31, 2022 and $208,860,000 at June 30, 2021. The decrease in cash reflects the deployment of otherwise excess cash to available-for-sale securities and loans to enhance net interest income.

●	The amortized cost of available-for-sale debt securities increased to $572,794,000 at June 30, 2022 from $558,853,000 at March 31, 2022 and $380,276,000 at June 30, 2021. The increase in the securities portfolio resulted from management’s decision to invest excess funds available from growth in deposits and net repayments of loans throughout much of 2021 and the first quarter 2022. The fair value of available-for-sale debt securities at June 30, 2022 was lower than the amortized cost basis by $45,957,000, or 8.0%. In comparison, the aggregate unrealized loss position was $25,940,000 (4.6%) at March 31, 2022 and there was an unrealized gain of $11,605,000 (3.1%) at June 30, 2021. The unrealized decrease in fair value of the portfolio in 2022 has resulted from an increase in interest rates. Management reviewed the available-for-sale debt securities as of June 30, 2022 and concluded there were no credit-related declines in fair value and that the unrealized losses on all of the securities in an unrealized loss position are considered temporary.

●	Net loans outstanding (excluding mortgage loans held for sale) were $1,643,057,000 at June 30, 2022, up 7.8% or 31.3% annualized from $1,523,919,000 at March 31, 2022 and up 3.6% from $1,585,481,000 at June 30, 2021. Loans outstanding, excluding PPP loans, totaled $1,651,352,000 at June 30, 2022, an increase of $125,539,000 (8.2%) from total loans excluding PPP loans at March 31, 2022 and $12.4 million or 0.77% of total loans at June 30, 2021. In comparing outstanding balances at June 30, 2022 and 2021, total commercial loans were up $81.2 million (8.2%), including a reduction in PPP loans of $104.1 million and an increase in other commercial loans of $185.2 million, total residential mortgage loans were lower by $23.4 million (3.9%) and total consumer loans were up $2.0 million (11.8%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $336.7 million at June 30, 2022, up $22.5 million (7.2%) from June 30, 2021.

●	Total nonperforming assets as a percentage of total assets was 0.62% at June 30, 2022, down from 0.81% at March 31, 2022 and 1.12% at June 30, 2021. Total nonperforming assets were $14.8 million at June 30, 2022, down from $18.9 million at March 31, 2022 and $26.2 million at June 30, 2021. Similarly, total impaired loans dropped to $8.6 million at June 30, 2022 from $12.0 million at March 31, 2022 and $19.1 million at June 30, 2021.

●	The allowance for loan losses was $14.5 million at June 30, 2022, or 0.88% of total loans as compared to $14.3 million or 0.93% of total loans at March 31, 2022 and $12.4 million or 0.77% of total loans at June 30, 2021. In 2020 and 2019, C&N recorded performing loans purchased from other financial institutions at fair value. The calculations of fair value included discounts for credit losses, reflecting an estimate of the present value of credit losses based on market expectations. The total allowance for loan losses and the credit adjustment on purchased performing loans at June 30, 2022 was $17.0 million, or 1.02% of total loans receivable and the credit adjustment. The comparative ratios were 1.11% at March 31, 2022, and 1.05% at June 30, 2021.

●	Deposits totaled $1,964,270,000 at June 30, 2022, up from $1,960,952,000 at March 31, 2022 and up 2.5% from $1,916,809,000 at June 30, 2021.

●	Borrowed funds, including Federal Home Loan Bank advances, repurchase agreements, senior notes and subordinated debt, totaled $166,119,000 at June 30, 2022, up from $70,686,000 at March 31, 2022 and $94,087,000 at June 30, 2021. The increase in borrowings provided funding to help support the significant loan growth in the second quarter 2022.

●	Total stockholders’ equity was $258,619,000 at June 30, 2022, down from $276,208,000 at March 31, 2022 and $304,133,000 at June 30, 2021. Within stockholders’ equity, the portion of accumulated other comprehensive (loss) related to available-for-sale debt securities was ($36,307,000) at June 30, 2022 and ($20,492,000) at March 31, 2022, as compared to accumulated other comprehensive income of $9,167,000 at June 30, 2021. The decrease in stockholders’ equity at June 30, 2022 related to accumulated other comprehensive (loss) income from available-for-sale debt securities has been caused by recent, significant increases in interest rates. Accumulated other comprehensive income (loss) is excluded from C&N’s regulatory capital ratios.

●	In February 2021, C&N amended its existing treasury stock repurchase program. Under the amended program, C&N is authorized to repurchase up to 1,000,000 shares of the Corporation’s common stock, or 6.25% of the Corporation’s issued and outstanding shares at February 18, 2021. In the second quarter 2022, 235,505 shares were repurchased for a total cost of $5,701,000, at an average price of $24.21 per share. Cumulatively through June 30, 2022, 664,431 shares have been repurchased for a total cost of $16,340,000, at an average price of $24.59 per share.

●	Citizens & Northern Bank is subject to various regulatory capital requirements. At June 30, 2022, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

●	Trust assets under management by C&N’s Wealth Management Group amounted to $1,055,290,000 at June 30, 2022, down 11.4% from $1,191,595,000 at March 31, 2022 and 11.5% from $1,192,928,000 at June 30, 2021. Fluctuations in values of assets under management reflect the impact of recent high market volatility.

●	Under U.S. GAAP, interest income on tax-exempt securities and loans are reported at their nominal amounts, with the tax benefit accounted for as a reduction in the income tax provision. The Corporation presents certain analyses and ratios with net interest income determined on a fully taxable-equivalent basis, which are non-GAAP financial measures as presented. The Corporation believes presentation of net interest income on a fully taxable-equivalent basis provides investors with meaningful information for purposes of comparing the returns on tax-exempt securities and loans with returns on taxable securities and loans. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP were $312,000, $302,000, $268,000 for the second quarter 2022, first quarter 2022 and second quarter 2021, respectively. The excess of net interest income over the amounts reported under U.S. GAAP were $614,000 for the six months ended June 30, 2022 and $541,000 for the six months ended June 30, 2021.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 31 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; the effect of the novel coronavirus (COVID-19) and related events; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; and failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.